Certain identified information has been excluded because it is both not material and is the type that the registrant treats as private or confidential. These redacted terms have been marked in this exhibit at the appropriate places with the three asterisks [***].

EXHIBIT 10.1

ASSET PURCHASE AGREEMENT
by and among
DAKOTA DRY BEAN INC.,
BENSON HILL HOLDINGS, INC.,
and
DAKOTA DRY BEAN, LLC
dated as of
February 12, 2025

i

Exhibits
Exhibit A	Example Calculation of Closing Working Capital

Disclosure Schedules
Section 1.01(e)	Certain Assigned Contracts
Section 1.01(j)	Purchased IP
Section 1.01(n)	Assumed Employee Plans
Section 1.01(p)	Assumed Insurance Policies
Section 1.02(c)	Certain Excluded Assets
Section 1.02(f)	Retained Contracts
Section 1.02(i)	Retained Intellectual Property
Section 2.05	Preliminary Allocation
Section 3.02(f)	Lease Agreements
Section 3.02(g)	Rail Agreements
Section 3.02(h)	Employment Agreements
Section 4.01	Jurisdictions
Section 4.02	Conflicts; Consents
Section 4.03(a)	Financial Statements
Section 4.03(b)	Financial Statement Exceptions
Section 4.04	Undisclosed Liabilities
Section 4.06(a)	Title to Purchased Assets
Section 4.06(b)	Permitted Encumbrances
Section 4.08(a)	Owned Real Estate
Section 4.08(b)	Leased Real Estate
Section 4.09(b)	Intellectual Property
Section 4.10	Product Warranties
Section 4.11	Material Contract
Section 4.12	Permits
Section 4.13	Tax Matters
Section 4.15	Environmental Matters
Section 4.16(a)	Employee Census
Section 4.16(b)	Employment Agreements
Section 4.17(a)	Employee Benefit Plans
Section 4.18	Insurance Policies
Section 4.19(a)	Suppliers
Section 4.19(b)	Customers

Disclosure Schedules (cont.)
Section 4.21	Legal Proceedings
Section 4.22	Related Party Transactions
Section 5.02	Conflicts; Consents
Section 7.08(c)	Microsoft Licenses
Section 7.08(f)	Transition Matters

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 12, 2025, is entered into by and among DAKOTA DRY BEAN INC., a North Dakota corporation (“Seller”), BENSON HILL HOLDINGS, INC., a Delaware corporation (“Parent”, and together with Seller, each a “Seller Party” and collectively the “Seller Parties”), and DAKOTA DRY BEAN, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
WHEREAS, Seller is in the business of sourcing, processing, marketing, distributing and selling pea products, including whole peas, split peas, pea fiber, pea flour, pea protein, pea protein concentrate, pea starch and pelleted processed peas, in each case as conducted by Seller immediately prior to Closing and specifically excluding the Excluded Business (as defined in Section 7.02(b)) (the “Business”);
WHEREAS, the Parent indirectly owns 100% of the issued and outstanding capital stock of Seller; and
WHEREAS, Seller wishes to sell, transfer and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (each as defined herein) related to the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.01Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Buyer hereby purchases from Seller, and Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, free and clear of any mortgage, pledge, lien, charge, security interest, transfer restriction, easement, encroachment, right of way, right of first refusal, claim or other encumbrance or restriction of any kind (each, an “Encumbrance”), other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the assets, properties, goodwill and other rights of every nature, kind and description, tangible and intangible, whether or not carried on the books of Seller, in each case, that relate to the Business or are used in connection with the Business (and in each case, other than the Excluded Assets) (collectively, the “Purchased Assets”), including the following:
(a)all cash and all cash equivalents of Seller to the extent included in Closing Working Capital (the “Acquired Cash”);
(b)[reserved]
(c)all notes, accounts receivable, trade credits or other receivables (the “Accounts Receivable”);
(d)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(e)any contract, lease, license, note or other instrument, or other legally binding agreement (whether written or oral and whether express or implied) (each, a “Contract”), including those set forth on Section 1.01(e) of the disclosure schedules attached to this Agreement (the “Disclosure Schedules”) (collectively, the “Assigned Contracts”) but excluding any Retained Contract (and for the avoidance of doubt, subject to Section 7.08(b));
(f)all Owned Real Property and Leased Real Property;
(g)all customer and other deposits, advances, advance payments (including rights with respect to supplier and vendor prepayments for inventory and advanced payments, installments or deposits received from customers), security deposits, prepaid expenses and credits, and deferred charges of Seller related to the Purchased Assets or to work performed by Seller for customers of the Business pursuant to a Contract;
(h)all equipment, machinery, vehicles, trailers, tractors, spare parts, tools, furniture, furnishings, fixtures, computer hardware and supplies, maintenance supplies, sales supplies, office supplies, fixed assets and other tangible personal property (the “Tangible Personal Property”), including the Tangible Personal Property located at the Owned Real Property and Leased Real Property, together with any express or implied warranty of any person or entity covering any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and any other rights relating to these items;
(i)all Seller Permits (and for the avoidance of doubt, subject to Section 7.08(b));
(j)all Intellectual Property owned or held by or licensed to Seller and used or held for use primarily in the Business (which includes all Intellectual Property developed or used at any locations where the Business is operated, including the Real Property), including all trade names and assumed names used in the Business and the Intellectual Property set forth on Section 1.01(j) of the Disclosure Schedules, together with all related income, royalties, damages and payments due or payable on or after the Closing Date (including damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the right to institute or maintain any Action to protect the same and recover damages for any infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world (collectively, the “Purchased IP”), but in all cases excluding the Retained Intellectual Property;
(k)all Actions, rights, recoveries, refunds, rights of set-off or other rights, including rights under warranties, indemnities and all similar rights against third parties, in each case related to the Purchased Assets, Assumed Liabilities or the Business, whether choate or inchoate, known or unknown, contingent or noncontingent;
(l)all of Seller’s telephone numbers (including mobile telephone numbers), fax numbers, postal addresses and postal boxes used primarily or exclusively in connection with the Business;
(m)all books, files and other records related to any of the Purchased Assets or the Business, whether in the form of printed business records or stored on computer hard drives, servers or otherwise, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer, vendor, supplier and contact lists and related information (the “Records”);

(n)all Employee Plans set forth on Section 1.01(n) of the Disclosure Schedules (the “Assumed Employee Plans”);
(o)all insurance proceeds payable after Closing and all claims of any Seller Party against a third party, whether known or unknown and whether contingent or non-contingent, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing Date;
(p)all insurance policies of Seller set forth on Section 1.01(p) of the Disclosure Schedules (collectively, the “Assumed Insurance Policies”); and
(q)all intangible property rights and goodwill related to the Business and the Business as a going concern.
Section 1.02Excluded Assets. Notwithstanding the foregoing, the following assets of Seller (the “Excluded Assets”) are not part of the sale and purchase contemplated hereby, are excluded from the Purchased Assets and shall be retained by Seller and remain the property of Seller following the Closing:
(a)the corporate books and records of Seller relating to the organization, maintenance, existence and good standing of Seller as a legal entity, and, without limiting the generality of the foregoing, (i) any corporate seals, organizational documents, minute books, stock books, or other records having to do with the corporate organization of Seller, and (ii) any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;
(b)all rights of each Seller Party and any other Seller Indemnified Party under this Agreement and the documents contemplated hereunder;
(c)the assets set forth on Section 1.02(c) of the Disclosure Schedules;
(d)all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law;
(e)all claims for refunds of Taxes of Seller for periods prior to the Closing not included in the Closing Working Capital and all Tax Returns of Seller or an affiliate of Seller;
(f)the Contracts set forth on Section 1.02(f) of the Disclosure Schedules (collectively, the “Retained Contracts”);
(g)all insurance policies of Seller other than the Assumed Insurance Policies;
(h)all bank, savings and loan or similar accounts of Seller with any financial institution;
(i)all Intellectual Property used or held for use primarily in connection with the Excluded Business, including all Intellectual Property set forth on Section 1.02(i) of the Disclosure Schedules (collectively, the “Retained Intellectual Property”); and
(j)all Employee Plans other than the Assumed Employee Plans (collectively, the “Retained Employee Plans”).
Section 1.03Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer hereby assumes and agrees to pay, perform and discharge the following Liabilities of Seller: (a) the performance obligations arising after the Closing under the Assigned Contracts set forth on Section 1.01(e) of the Disclosure Schedules, but only to the extent that such performance obligations do not relate to any breach, default or violation by Seller under any Assigned Contract prior to the Closing, and (b) the current liabilities of Seller to the extent included in Closing Working Capital (which, for the avoidance of doubt, shall not include any current Liabilities for Indebtedness), and (c) the Liabilities for the Assumed Employee Plans related to claims incurred on or after the Closing Date in accordance with the language in Section 7.03(b) and any liabilities with respect to health care continuation coverage required to be provided under Section 490B of the Code and Sections 601 and 608 of ERISA to “M&A qualified beneficiaries” as defined in 26 C.F.R. 54.4980B-9 (collectively, the “Assumed Liabilities”).
Section 1.04Excluded Liabilities. Notwithstanding the provisions of Section 1.03 or any other provision in this Agreement to the contrary, other than the Assumed Liabilities, Buyer shall not and does not assume, and shall not be responsible to pay, perform or discharge, any Liabilities of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (such Liabilities, collectively, the “Excluded Liabilities”). Seller shall, and Parent shall cause Seller to, pay and satisfy in due course all Excluded Liabilities that Seller is obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)any Liabilities relating to or arising out of the Excluded Assets;
(b)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date, including any Liabilities in respect of or arising out of the Columbia Grain Matter (as defined in Section 4.04 of the Disclosure Schedules); provided, for the avoidance of doubt, any obligation to make payment on a current liability that is also an Assumed Liability and is not past due shall not be considered an Action;
(c)any product Liability or similar claim for injury to a person, entity or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;
(d)any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;
(e)except with respect to any real property or personal property Tax that is a current liability of Seller and which is an Assumed Liability pursuant to Section 1.03(b), (i) Taxes of Seller or Parent relating to the Business, the Purchased Assets or the Assumed Liabilities for any period prior to the Closing; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 7.04; or (iii) other Taxes of Seller or Parent of any kind or description (including any Liability for Taxes of Seller or Parent that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(f)any Liabilities of Seller arising under or in connection with any Retained Employee Plan;
(g)any Liabilities of Seller arising under or in connection with any Assumed Employee Plan, other than Assumed Liabilities under such Assumed Employee Plan;

(h)any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments (except to the extent included in Closing Working Capital);
(i)any trade accounts payable or other current Liabilities of Seller to the extent not included in Closing Working Capital;
(j)any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing;
(k)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);
(l)any Liabilities under any Contracts other than Assumed Liabilities under the Assigned Contracts set forth on Section 1.01(e) of the Disclosure Schedules;
(m)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its affiliates to comply with any Law, Contract or governmental order;
(n)(A) any Liability of Seller (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP (which, for the avoidance of doubt, does not include payments required pursuant to any Lease Agreement), (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including the maximum amount of any earn-outs, purchase price adjustments, holdbacks, escrows, or similar payments, that could become owing by Seller, whether contingent or not or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements, (vii) for compensation or benefits owed to current or former employees of Seller, including any benefits, deferred compensation or advances, incentive compensation, phantom stock arrangements, consulting payments and severance, in each case accrued, vested and/or owed but unpaid, including any employer portion of Taxes associated with any such payments or benefits, but excluding any of the Assumed Liabilities with respect to the Assumed Employee Plans and any of the same included in the Closing Working Capital; (viii) for cash, book or bank account overdrafts, or (ix) for amounts owed to Parent or any Affiliates of Seller; and (B) any Liability of others described in the preceding clause (A) that Seller or the Business has guaranteed, that is recourse to Seller or the Business or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of Seller or the Business, together with any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any of the Liabilities under clause (A) or clause (B) (collectively, the “Indebtedness”); and
(i)(i) all of the fees and expenses incurred by any Seller Party at or prior to the Closing, in connection with the process of selling the Purchased Assets and the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all costs, fees and expenses of outside professionals incurred by any Seller Party, whether incurred in connection with this Agreement or otherwise, and including all broker fees and expenses or legal, accounting, tax and investment banking fees and expenses and all payments required by any Seller Party (including transaction or success bonuses), in each case, whether such costs, fees and expenses are payable prior to, at or after the Closing; (ii) any obligations of any Seller Party to indemnify, reimburse or advance expenses to outside professionals (including investment bankers, advisors, accountants and consultants) retained by and Seller Party in connection with the process of selling the Purchased Assets and the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the documents to be delivered hereunder; (iii) any change of control payments, bonuses severance, termination or retention obligations or similar amounts payable in the future or due by any Seller Party in connection with the transactions contemplated hereby, and including any taxes payable by any Seller Party in connection therewith; and (iv) the costs and expenses owing by, or the responsibility of, Seller under Section 7.04 or Section 7.10 (collectively, “Transaction Expenses”).
ARTICLE II
PURCHASE PRICE AND PAYMENT
Section 2.01Purchase Price. The total purchase price (the “Purchase Price”) payable by Buyer to or for the account of Seller, in consideration for the transactions contemplated under this Agreement and the documents to be delivered hereunder (the “Contemplated Transactions”) shall be the sum of (a) the Consideration, as set forth in Section 2.02 (subject to the post-Closing adjustments as set forth in Section 2.03), and (b) the assumption of the Assumed Liabilities.
Section 2.02Consideration; Determination of Closing Payments.
(a)The “Consideration” shall be an amount equal to (i) $15,000,000.00 (the “Base Value Amount”), plus (ii) the amount of the Closing Working Capital. The Consideration shall be finally determined in accordance with and subject to the post-Closing adjustments as set forth in Section 2.03.
(b)The “Net Closing Cash Payment” payable by Buyer to Seller at the Closing shall be an amount equal to: (i) the Estimated Consideration Amount, as determined below, less (ii) the outstanding Indebtedness of Seller as of the Closing other than the Permitted Indebtedness (the “Closing Indebtedness Amount”), less (iii) the unpaid Transaction Expenses as of the Closing (the “Transaction Expense Payments Amount”), less (iv) $2,500,000 (the “Holdback Amount”). “Permitted Indebtedness” means the L/C Obligations (as defined in the Payoff Letter with First National Bank of Omaha).

(c)Prior to Closing, Seller has delivered to Buyer the following:
(i)a closing statement in form and substance reasonably satisfactory to Buyer (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), and based on such estimate, Seller’s determination of the Estimated Consideration Amount, along with supporting documentation thereof. For purposes, hereof, the “Estimated Consideration Amount” means an amount equal to: (A) the Base Value Amount, plus (B) the Estimated Closing Working Capital; and
(ii)a funds flow statement in form and substance reasonably satisfactory to Buyer (the “Funds Flow Statement”) containing the amounts and instructions (including bank wiring instructions) for delivering the amounts to be paid at Closing to the persons or entities set forth thereon, including the Net Closing Cash Payment, the Closing Indebtedness Amount, and the Transaction Expense Payments Amount, together with, and prepared based upon, the Payoff Letters and invoices or other documentation supporting the Closing Indebtedness Amount and Transaction Expense Payments Amount for each payee at Closing.

(d)For purposes of this Agreement, “Closing Working Capital” means (A) the aggregate dollar amount of all Purchased Assets properly characterized as current assets of Seller under the United States generally accepted accounting principles in effect from time to time (“GAAP”) applied on a consistent basis, as qualified by the notes (excluding any notes with respect to going concern matters) to the Audited Financial Statements with respect to fiscal year 2023 (such qualification, the “Accounting Principles”) and which are identified as being included in the calculation of Closing Working Capital on Exhibit A attached hereto; less (B) the aggregate dollar amount of all Assumed Liabilities properly characterized as current liabilities of Seller under GAAP as qualified by the Accounting Principles and which are identified as being included in the calculation of Closing Working Capital on Exhibit A attached hereto, in the case of each of clause (A) and clause (B), as of 12:01 a.m. Central Time on the Closing Date without giving effect to the transactions contemplated by this Agreement. In calculating Closing Working Capital, all normal or recurring monthly accounting entries shall be taken into account and all known errors and omissions shall be corrected. For illustrative purposes, Exhibit A includes an example calculation of Closing Working Capital as of January 31, 2025.

Section 2.03Post-Closing Adjustments.
(a)Final Closing Consideration.
(i)As promptly as practicable, but no later than [***] after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a final closing statement (the “Closing Statement”), setting forth in reasonable detail (together with reasonable supporting detail) Buyer’s calculations of (i) the Closing Working Capital and (ii) the Final Consideration Amount. The “Final Consideration Amount” means an amount equal to: (A) the Base Value Amount, plus (B) the Closing Working Capital, as finally determined pursuant to this Section 2.03(a).
(ii)Seller shall have [***] after receipt of the Closing Statement (the “Adjustment Review Period”) to review the Closing Statement. During the Adjustment Review Period, Seller and its accountants and other representatives shall have access to the books and records of the Business, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants solely to the extent that they relate to the Closing Statement or the calculation of Closing Working Capital and to such historical financial information (to the extent in Buyer’s possession) solely relating to the Closing Statement or the calculation of Closing Working Capital, in each case, as Seller may reasonably request for the purpose of reviewing the Closing Statement or the calculation of Closing Working Capital and to prepare a Statement of Objections; provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Business.
(iii)On or prior to the last day of the Adjustment Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Adjustment Review Period, the Closing Statement and the Final Consideration Amount reflected in the Closing Statement shall be final and binding upon the parties. If Seller timely delivers the Statement of Objections, Buyer and Seller shall attempt in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if such objections are so resolved within the Resolution Period, the Final Consideration Amount and the Closing Statement,

with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding upon the parties.
(iv)If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to Crowe LLP (the “Neutral Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Final Consideration Amount, as the case may be, and the Closing Statement. The parties agree that all adjustments shall be made without regard to materiality. The Neutral Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The party that had taken a position farthest from the final determination of the Neutral Accountant shall be responsible for the fees and expenses of the Neutral Accountant. Each party will bear the costs of its own counsel, consultants, experts, advisors, witnesses (if any) and employees. The dispute resolution provisions of this Section 2.03(a) shall not apply to, and the scope of the Neutral Accountant’s authority herein shall not extend to, any dispute of the parties relating to the interpretation, breach or enforcement of any provisions of this Agreement.
(v)The Neutral Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Final Consideration Amount shall be conclusive and binding upon the parties.
(vi)Within five business days of the Final Consideration Amount being final and binding on the parties pursuant to this Section 2.03(a): (i) if the Final Consideration Amount exceeds the Estimated Consideration Amount, Buyer shall pay the amount of such excess in cash by wire transfer of immediately available funds to the bank account of Seller set forth on the Funds Flow Statement or as otherwise provided to Buyer pursuant to Section 8.02; and (ii) if the Estimated Consideration Amount exceeds the Final Consideration Amount, the amount of such excess shall first be retained by Buyer from the Holdback Amount to the extent then available, and to the extent the Holdback Amount is not sufficient, Seller shall pay the remaining amount of such excess in cash by wire transfer of immediately available funds to the bank account of Buyer set forth on the Funds Flow Statement or as otherwise provided to Seller pursuant to Section 8.02.
(b)[***] EBITDA Adjustment.
(i)If the 2025 [***] EBITDA (as determined pursuant to this Section 2.03(b)) is less than the Minimum [***] EBITDA, then the absolute value of such difference, multiplied by [***], shall be the “[***] Adjustment”, and Buyer shall deduct the [***] Adjustment from the Holdback Amount. For the avoidance of doubt, (i) in the event the [***] Adjustment exceeds the Holdback Amount, Seller Parties shall not be required to pay any amounts necessary to satisfy such excess and (ii) the Seller Parties shall not be entitled to any additional consideration or any payment hereunder if the 2025 [***] EBITDA is greater than the Minimum [***] EBITDA.
(ii)On or before March 31, 2026 (the “[***] Adjustment Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (the “[***] Adjustment Calculation Statement”) setting forth in reasonable detail its determination of the 2025 [***] EBITDA and its calculation of the resulting [***] Adjustment, if any (the “[***] Adjustment Calculation”).
(iii)Seller shall have [***] after receipt of the [***] Adjustment Calculation Statement (the “Review Period”) to review the [***] Adjustment Calculation Statement and the [***]

Adjustment Calculation set forth therein. During the Review Period, Seller and its representatives shall have the right to inspect the Buyer's books and records solely relating to the [***] Adjustment Calculation Statement and the [***] Adjustment Calculation set forth therein as Seller may reasonably request for the sole purpose of reviewing the [***] Adjustment Calculation Statement and the [***] Adjustment Calculation, such inspection to occur during normal business hours at Buyer’s offices and upon reasonable prior notice. Prior to the expiration of the Review Period, Seller may object to the [***] Adjustment Calculation set forth in the [***] Adjustment Calculation Statement by delivering a written notice of objection (a “[***] Adjustment Calculation Objection Notice”) to Buyer; provided, that the only basis on which Seller may dispute any matter in the [***] Adjustment Calculation is with respect to the calculation of the 2025 [***] EBITDA (and the resulting calculation of the [***] Adjustment (if any)). Any [***] Adjustment Calculation Objection Notice shall specify the items in the 2025 [***] EBITDA disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver a [***] Adjustment Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the [***] Adjustment set forth in the [***] Adjustment Calculation Statement shall be final and binding on the Parties. If Seller timely delivers a [***] Adjustment Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the 2025 [***] EBITDA and the [***] Adjustment, if any. If Buyer and Seller are unable to reach agreement within [***] after the [***] Adjustment Calculation Objection Notice has been given to Buyer, all unresolved disputed items shall be referred to the Neutral Accountant who, acting as experts and not arbitrators, shall resolve the unresolved disputed items pursuant to the terms of Section 2.03(a)(iv).
(iv)For purposes of this Section 2.03(b), the following terms shall have the meanings as noted below:
(A)“[***] Facility” means the facility located at [***].
(B)[***]
(C)“Minimum [***] EBITDA” means [***].
(v)Notwithstanding anything in this Section 2.03(b) to the contrary but subject to Section 2.03(b)(vi) below, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business, and Buyer has no obligation to operate the Business in order to reduce any [***] Adjustment.
(vi)Buyer hereby covenants and agrees that Buyer will not undertake or omit to take, and will cause its affiliates not to undertake or omit to take, any action in bad faith with the specific intent of increasing the [***] Adjustment.
(vii)Notwithstanding any provision of this Agreement to the contrary, in the event that after the Closing there occurs a sale or other disposition of all or substantially all of the assets of Buyer, or a merger, consolidation, recapitalization or other transaction in which any person or entity who is not an owner of an equity interest in the Buyer as of the Closing becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of all equity interests in Buyer, such successor shall assume and agree to the terms of this Section 2.03(b).

(c)Treatment of Payment. Any payments (including by way of setoff of the Holdback Amount) made pursuant to this Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for tax purposes, unless otherwise required by Law.

Section 2.04Holdback. Buyer will retain and use the Holdback Amount to secure and satisfy the indemnification obligations of the Seller Parties pursuant to Section 6.02 and for purposes of Section 2.03. Within 15 days following the date that is 15 months after the Closing Date, Buyer will release and pay to Seller (or as otherwise directed by Parent) the Holdback Amount less (a) the aggregate amount of the Holdback Amount retained by Buyer pursuant to Section 2.03, (b) the aggregate amount of the Holdback Amount used by Buyer to satisfy Liabilities (the amount of which must be determined in accordance with Section 6.06) for indemnification pursuant to Section 6.02 (as finally determined pursuant to Section 6.06) as of the close of business of such 15-month period, and (c) the aggregate amount of the estimated Liabilities for all claims for which a claims notice pursuant to Section 6.04 has been delivered and that remain unresolved (collectively, the “Unresolved Claims”) as of such date. The portion of the Holdback Amount retained in respect of any Unresolved Claims will be paid promptly to Seller upon, but not later than 15 days after, the final resolution in accordance with this Agreement of such Unresolved Claims, less any amounts used to satisfy Liabilities in respect of any such Unresolved Claims pursuant and subject to the terms set forth herein.
Section 2.05Allocation of Purchase Price. Section 2.05 of the Disclosure Schedules sets forth the allocation of the Estimated Consideration Amount among the Purchased Assets (the “Preliminary Allocation”). Buyer and Seller shall update the Preliminary Allocation to take into account any post-Closing adjustments pursuant to Section 2.03 and Section 2.06 to arrive at a final allocation of the Purchase Price among the Purchased Assets (the “Final Allocation”) that is consistent with the Preliminary Allocation. Buyer and Seller shall allocate the Purchase Price among the Purchased Assets for all purposes (including tax and accounting) in accordance with the Final Allocation. Buyer and Seller shall file all Tax Returns and information reports, including as required by Section 1060 of the Internal Revenue Code of 1986 (the “Code”), and each agree to complete and file Form 8594 with its U.S. Federal Income Tax Return, in each case, in a manner consistent with the Final Allocation.
Section 2.06Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any applicable Tax Law. Any such withheld amounts shall be treated as delivered by Buyer to Seller such that there shall be no corresponding adjustment to the Purchase Price as a result of any such withholding.
ARTICLE III
CLOSING AND CLOSING DELIVERABLES
Section 3.01Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”). The Closing shall be deemed to occur electronically with facsimile signatures delivered (including PDF signatures delivered via e-mail) on the Closing Date for each of the documents required to be delivered pursuant to the terms hereof. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the Closing Date. The Closing will be effective as of 12:01 a.m. Central Time on the Closing Date.
Section 3.02Seller Deliverables. At the Closing, the Seller Parties shall deliver to Buyer the following:
(a)a bill of sale, assignment and assumption agreement in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets and Assumed Liabilities to Buyer (other than any asset or Liability transferred pursuant to a Deed, Assignment of Intellectual Property Agreement, or any Assignment of Lease);

(b)appropriate instruments of transfer for the Purchased Assets subject to certificates of title, in form satisfactory to Buyer, dated as of the Closing Date where applicable, and duly executed and endorsed by Seller or an appropriate authorized signatory;
(c)an assignment and assumption of intellectual property agreement in form and substance satisfactory to Buyer (the “Assignment of Intellectual Property Agreement”) dated as of the Closing Date and duly executed by Seller, transferring the Purchased IP to Buyer;
(d)special warranty deeds (each a “Deed”) conveying the Owned Real Property to Buyer, together with a duly executed and customary owner’s affidavit and short-term gap indemnity as required by Buyer’s title company in connection with the issuance of the title insurance policies with respect to the Owned Real Property, in each case in form and substance satisfactory to Buyer and Buyer’s title company, duly executed and notarized by Seller (collectively the “Real Property Documents”);
(e)commitments (the “Commitments”) for title insurance policies insuring good and marketable title to the Owned Real Property, subject only to those exceptions acceptable to Buyer and with such available endorsements as Buyer may require;
(f)an assignment and assumption of lease agreement (each, an “Assignment of Lease”), together with (i) if required of any third party under a lease agreement, a consent to assignment and (ii) if obtainable using commercially reasonable efforts, a customary estoppel certificate, in each case in form and substance satisfactory to Buyer, with respect to those certain lease agreements set forth on Section 3.02(f) of the Disclosure Schedules;
(g)[reserved];
(h)offer letters, retention agreements and non-competition agreements, in each case in form and substance satisfactory to Buyer (the “Employment Agreements”) dated as of the Closing Date and duly executed by each of the employees of Seller set forth on Section 3.02(h) of the Disclosure Schedules;
(i)copies or other satisfactory proof to Buyer of the consents, approvals, waivers, and authorizations set forth on Section 4.02 of the Disclosure Schedules and marked with an asterisk (*);
(j)lien release and payoff letters, in form and substance satisfactory to Buyer, from each creditor in respect of the Indebtedness of Seller (other than the Permitted Indebtedness) immediately prior to the Closing (collectively, the “Payoff Letters”);
(k)electronic or paper copies of the Records not located at any Owned Real Property or Leased Real Property;
(l)an IRS Form W-9 duly executed by Seller;
(m)with respect to each Seller Party, a certificate, in form and substance satisfactory to Buyer, of the Secretary or equivalent officer of such Seller Party dated as of the Closing Date and certifying as to resolutions of such Seller Party, in the Secretary’s or equivalent officer’s capacity as the Secretary or equivalent officer of such Seller Party, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
(n)a current good standing certificate (or equivalent document) dated within five days of the Closing Date for Seller issued by the Secretary of State of North Dakota; and

(o)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
Section 3.03Buyer Payments and Deliverables.
(a)At the Closing, Buyer shall deliver to Seller the following:
(i)the Net Closing Cash Payment;
(ii)the Bill of Sale, duly executed by Buyer;
(iii)the Assignment of Intellectual Property Agreement, duly executed by Buyer;
(iv)each Assignment of Lease, duly executed by Buyer;
(v)[reserved]; and
(vi)the Employment Agreements, duly executed by Buyer.
(b)At the Closing, Buyer shall pay, on behalf of Seller, the following:
(i)an amount equal to the portion of the Closing Indebtedness Amount owing to each applicable holder of Indebtedness in accordance with the applicable Payoff Letters by wire transfer of immediately available funds to the bank account of such holder of Indebtedness specified in the Funds Flow Statement; and
(ii)an amount equal to the portion of the Transaction Expense Payments Amount owing to each payee thereof in accordance with the applicable Payoff Letters by wire transfer of immediately available funds to the bank account of such payee specified in the Funds Flow Statement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PARENT
Seller and Parent, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any of [***] or [***] after due inquiry and investigation of their direct reports.
Section 4.01Organization and Authority; Enforceability.
(a)Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of North Dakota. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the Business.

(b)Each Seller Party has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions.
(c)The execution, delivery and performance by each Seller Party of this Agreement and the documents to be delivered hereunder to which it is a party and the consummation of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of such Seller Party. This Agreement and the documents to be delivered hereunder to which a Seller Party is a party have been duly executed and delivered by such Seller Party, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder to which a Seller Party is a party constitute legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (an “Enforcement Limitation”).
(d)No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of the Seller Parties.
Section 4.02No Conflicts; Consents. The execution, delivery and performance by Seller Parties of this Agreement and the documents to be delivered hereunder, and the consummation of the Contemplated Transactions, do not and will not: (a) violate or conflict with the articles or certificate of incorporation, bylaws or other organizational documents of any Seller Party; (b) violate or conflict with any judgment, order, decree, directive, statute, law (including common law), ordinance, requirement, rule or regulation of any governmental authority (“Law”), or any Permit, applicable to any Seller Party, the Business or the Purchased Assets; (c) except as set forth on Section 4.02 of the Disclosure Schedules, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Material Contract, Assumed Employee Plan, Assumed Insurance Policy, Owned Real Property Lease Agreement, Lease Agreement or Seller Permit; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except as set forth on Section 4.02 of the Disclosure Schedules, no consent, approval, waiver, notice or authorization is required to be obtained or given by any Seller Party from or to any governmental authority in connection with the execution, delivery and performance by any Seller Party of this Agreement and the consummation of the Contemplated Transactions.
Section 4.03Financial Statements. True, complete and correct copies of the audited financial statements consisting of the balance sheet of the Seller as at December 31 in each of the years 2021, 2022 and 2023 and the related statements of operations and comprehensive income, stockholder’s equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2024 (the “Interim Balance Sheet” and, such date, the “Interim Balance Sheet Date”) and the related statements of income for the 12-month period then ended (collectively the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached to Section 4.03(a) of the Disclosure Schedules. Except as set forth on Section 4.03(b) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP (as qualified by the notes thereto and Section 4.03(b) of the Disclosure Schedules) throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). Except as set forth on Section 4.03(b) of the Disclosure Schedules, the Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP (as qualified by Section 4.03(b) of the Disclosure Schedules).
Section 4.04Undisclosed Liabilities. Seller has no debts, liabilities, commitments, losses, deficiencies, duties, charges, taxes, claims, judgments, awards, damages, settlements, demands, costs, penalties, fees, interest, expenses or obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, liquidated or unliquidated, due or to become due or otherwise (each, a “Liability” and, collectively, “Liabilities”) with respect to the Business or Purchased Assets except those Liabilities (i) reflected or reserved against in the Interim Balance Sheet (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date, none of which results from, arises out of, or relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law, or (iii) set forth on Section 4.04 of the Disclosure Schedules.
Section 4.05Absence of Certain Changes or Events. From January 1, 2024 to the date of this Agreement, the Business has been conducted in the ordinary course of business consistent with past practice and there has not been with respect to the Business: (a) any material transaction, commitment or Contract related to the Business entered into between Seller and any third party (including any affiliate of Seller), except for entry into customer and supplier contracts in the ordinary course of business consistent with past practice; (b) a transfer, assignment, sale or other disposition of any of the assets of the Business shown or reflected in the Financial Statements, other than sales of Inventory and other immaterial dispositions of assets in the ordinary course of business; (c) any material change in the policies, practices, principles, standards, procedures or systems of Seller related to the Business, other than changes required by GAAP or applicable Law; (d) any material write-off or write-down of, or any determination to take a material write-off or write-down of, any assets of the Business, except for write-offs or write-downs in the ordinary course of business consistent with past practice; (e) any material damage, destruction or loss, or any material interruption in use, of any assets of the Business, whether or not covered by insurance; (f) any termination of any Material Contract (other than expiration in accordance with its terms) that if in existence on the date hereof would be a Material Contract, or amendment in any material respect to any Material Contract; (g) any commitment for material capital expenditures that would constitute an Assumed Liability; (h) any acceleration in the collection of, or discounting of, material accounts receivable of the Business, delay in the payment of material accounts payable of the Business or deferral of material expenses of the Business; (i) other than in the ordinary course of business consistent with past practice, any increase in any wages or other compensation or benefits in respect of any current employees, independent contractors or consultants of the Business; (j) any change in any Tax election or method of Tax accounting, or any settlement or compromise of any Liability with respect to Taxes of Seller; (k) any agreement or commitment (contingent or otherwise) to do any of the foregoing; or (l) any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business.
Section 4.06Title to Purchased Assets. Except as provided on Section 4.06(a) of the Disclosure Schedules, Seller owns and has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets free and clear of Encumbrances, other than Permitted Encumbrances, and all of the Tangible Personal Property is in possession of Seller. At the Closing, Buyer will obtain from Seller good and marketable title to the owned Purchased Assets and a valid leasehold interest in the leased Purchased Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

For purposes of this Agreement, the “Permitted Encumbrances” means: (a) those items set forth in Section 4.06(b) of the Disclosure Schedules; (b) liens for Taxes not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or (d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable.
Section 4.07Condition of Assets; Sufficiency. The Tangible Personal Property and the buildings, plants, and structures included in the Purchased Assets are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such Purchased Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Seller is the only entity through which the Business is or has ever been in the past five years conducted, and no similar business is conducted by Parent or any affiliate of Seller or Parent. The Purchased Assets (with the exception of the Excluded Assets) constitute all of the assets and properties (a) that are used in the Business as currently conducted by Seller and (b) that are necessary, adequate and sufficient to conduct and operate the Business.
Section 4.08Real Property.
(a)Owned Real Property. Section 4.08(a) of the Disclosure Schedules sets forth each parcel of real property owned by Seller (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address, tax parcel identification number and use. Except as set forth on Section 4.08(a) of the Disclosure Schedules, Seller does not own, and has not owned, any real property or interest in real property. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired each parcel of Owned Real Property in the possession of Seller, and copies of all title insurance policies, opinions, abstracts and surveys and original abstracts, in the possession of Seller with respect to each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:
(i)Seller has good and marketable fee simple title, free and clear of all Encumbrances;
(ii)Seller has not leased or otherwise granted to any person or entity the right to use or occupy such Owned Real Property or any portion thereof except as disclosed in Section 4.08(a) of the Disclosure Schedules or the applicable Commitment with respect to such Owned Real Property (any such lease of Owned Real Property or any portion thereof, an "Owned Real Property Lease Agreement"); and

(iii)there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
With respect to each Owned Real Property Lease Agreement, (i) a true and correct copy thereof has been delivered to Buyer; (ii) such Owned Real Property Lease Agreement is valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by an Enforcement Limitation; (iii) neither Seller nor, to Seller’s knowledge, the other party thereto is in default under or in violation thereof; (iv) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation thereunder; and (v) Seller has not released any of its material rights thereunder.

(b)Leased Real Property. Section 4.08(b) of the Disclosure Schedules sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by Seller (the real property required to be listed on Section 4.08(b) of the Disclosure Schedules, collectively, the “Leased Real Property”). Except as set forth on Section 4.08(b) of the Disclosure Schedules, Seller does not lease and has not leased any real property or any interest in any real property. All of the Leased Real Property is used or occupied by Seller pursuant to the applicable lease agreement set forth on Section 4.08(b) of the Disclosure Schedules (each, a “Lease Agreement”). A true and correct copy of each Lease Agreement has been delivered to Buyer. Since the date of such delivery, no amendments or modifications have been made to any Lease Agreement included within the Assigned Contracts and Seller has not waived any rights thereunder. With respect to each Lease Agreement:
(i)such Lease Agreement is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property, except as such enforceability may be limited by an Enforcement Limitation;
(ii)Seller is not in breach or default under such Lease Agreement, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease Agreement;
(iii)Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under such Lease Agreement and, to Seller’s knowledge, no other party is in default thereof, and no party to such Lease Agreement has exercised any termination rights with respect thereto;
(iv)Seller has not subleased, assigned or otherwise granted to any person or entity the right to use or occupy such Leased Real Property or any portion thereof; and
(v)Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in such Leased Real Property.
(c)Absence of Violations and Claims. Neither the Owned Real Property or, to Seller’s knowledge, the Leased Real Property (the Owned Real Property and Leased Real Property, collectively, the “Real Property”), is, nor has been in, violation of any Law or Permit, including any building, zoning or other ordinance, code, rule or regulation. There are no claims, counterclaims, controversies, actions, suits, audits, investigations, arbitrations or proceedings (“Actions”) pending or, to Seller’s knowledge, threatened by any person or entity which would result in a change in the allowable use(s) of the Real Property or which would modify the right to use the Real Property for its current use. Seller has not received any notice of a pending condemnation or similar Action relating to the Real Property, or any part thereof. The existing improvements located upon the Real Property do not encroach upon adjacent properties or easements burdening the Real Property. The current use and occupancy of the Real Property and the operation of the Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.

(d)Reassessments. There is no pending or, to Seller’s knowledge, contemplated reassessment of any parcel included in the Real Property that could result in additional property taxes or other sums and charges payable relating to the Real Property.
(e)Condition of Real Property. All buildings, structures, fixtures, improvements, building systems and equipment, and all components thereof located on, affixed to, or which constitute a portion of, the Real Property are in good condition and repair and structurally sound (ordinary wear and tear excepted) and sufficient for the operation of the Business. All public utilities currently serving the Real Property and public and quasi-public improvements upon or adjacent to the Real Property (including all applicable electric lines, water lines, gas lines, and telephone lines): (i) are adequate to service the requirements of the Real Property and the Business, and all payments for the same have been made; (ii) enter the Real Property directly through adjoining public streets and do not pass through adjoining private land, except as disclosed in the applicable Commitments for such Real Property; and (iii) are installed and operating and all installation and connection charges have been paid for in full. The streets, roads, highways, and avenues in front of or adjoining any part of the Real Property have been dedicated to the proper municipal authority and such municipal authority has accepted such dedication and provide unrestricted access to the Real Property. The Real Property comprises all of the real property used, or intended to be used, in the Business, and Seller is not a party to any Contract to purchase or lease any real property or interest therein.
Section 4.09Intellectual Property.
(a)“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and , service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (ii) copyrights, including all applications and registrations related to the foregoing (“Copyrights”); (iii) trade secrets, customer lists and confidential know-how; (iv) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (v) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing); and (vi) registrations, applications, recordings, licenses, common-law rights, and statutory rights relating to any of the foregoing.
(b)Section 4.09(b) of the Disclosure Schedules lists all Intellectual Property included in the Purchased IP that is subject to any issuance, registration, or application by or with any governmental authority or authorized private registrar in any jurisdiction. Seller owns or has adequate, valid and enforceable rights to use or license all the Purchased IP, free and clear of all Encumbrances, other than Permitted Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use or license of the Purchased IP, or restricting the licensing thereof to any person or entity.
(c)Seller’s use or license of the Purchased IP has not in the past three years, and does not currently, infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or, to Seller’s knowledge, threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness, use or license of the Purchased IP. To Seller’s knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.
(d)The conduct of the Business as currently conducted is in material compliance with all applicable Laws, binding policies and binding procedures and all contractual requirements pertaining to data privacy and data security. Since January 1, 2020, Seller has not been required to give notice to any customer, supplier, governmental authority or other person or entity of any actual or alleged data security breaches or data security failures or any material noncompliance pursuant to any applicable Laws or Contract pertaining to data privacy and data security. Since January 1, 2020, there has been no alleged or, to Seller’s knowledge, actual, unauthorized access to or breaches of the security of any personal information, confidential or proprietary data or any other such information collected, maintained or stored by or on behalf of Seller in connection with the Business (or any unauthorized acquisition, use, loss, destruction, compromise or disclosure thereof).
Section 4.10Product Warranties. Section 4.10 of the Disclosure Schedules sets forth a complete and accurate description of Seller’s standard warranties for products and services sold and rendered. Except for such standard warranties, Seller has not issued any guarantee, warranty or other indemnity in connection with its products and services in relation to the Business. Seller does not have any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of Seller and/or the Business. Since January 1, 2020, there has been no act committed or failed to be committed, which would reasonably be likely to result in, and there has been no occurrence which would give rise to or form the basis of, any material liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to products designed, manufactured, processed, maintained, delivered, or sold or services rendered by or on behalf of Seller and/or the Business.
Section 4.11Material Contracts.
(a)Section 4.11 of the Disclosure Schedules contains an accurate and complete list of each the following types of Contracts to which Seller is a current party or by which any of the Purchased Assets are bound (any Contract listed or required to be listed, a “Material Contract”):
(i)any Contract governing the borrowing of money or the guarantee or the repayment of Indebtedness of Seller or granting of Encumbrances on any property or asset of Seller (including any such Contract under which Seller has incurred any Indebtedness), or the lending of money by Seller;
(ii)any Contract containing covenants limiting the freedom of Seller or its affiliates to engage in any line of business, to compete with any person or entity or in any geographic area or market, to solicit for employment, hire or obtain the services of any person or entity or to sell any products or services of or to any other person or entity;
(iii)any Contract of surety, guarantee or indemnification by Seller (other than ordinary course indemnification provisions in Contracts entered into in the ordinary course of business);
(iv)any Contract with Parent or any affiliates of Parent or Seller;
(v)other than any employee benefit plan, any Contract between Seller and any officer or employee of Seller or Parent that is not terminable by Seller without penalty, premium, fee or other Liability by Seller;

(vi)any Contract granting to any person or entity a first refusal, first offer or similar preferential right to purchase or acquire any interest in, or right, asset or property of, Seller;
(vii)any Contract involving a joint venture, partnership or other arrangement pursuant to which Seller shares profits or losses with any other person or entity;
(viii)any Contract which could reasonably be expected either to (A) commit Seller to aggregate expenditures of [***] in any calendar year or (B) give rise to anticipated receipts of [***] in any calendar year;
(ix)any Contract for the sale of any material assets, property or rights or for the grant of any options or preferential rights to purchase any material assets, property or rights of Seller, other than inventory and obsolete property and equipment in the ordinary course of business consistent with past practice;
(x)documents granting any power of attorney with respect to the Business or the Purchased Assets;
(xi)any Contract evidencing settlement of litigation involving (i) aggregate payments in excess of [***] or (ii) ongoing obligations on the part of Seller;
(xii)any Contract with any governmental authorities;
(xiii)any Contract with any employee or contractor of Seller containing terms providing for retention or severance;
(xiv)any Contract containing change-in-control or similar payments;
(xv)any Contract with unions or other groups or otherwise with respect to wages, bonuses, working conditions, work rules or employee benefits;
(xvi)any Contract for the purchase or license of Purchased IP (excluding off-the-shelf software involving aggregate payments not in excess of [***]) and intellectual property assignment agreements with the Company’s employees and independent contractors entered into in the ordinary course of business);
(xvii)any Contract that provides for the purchase, acquisition, lease or license of any Tangible Personal Property involving payments in excess of [***] in any calendar year;
(xviii)any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, including Contracts containing “most favored nation,” “most favored customer” or similar provisions, or other provisions restricting the right to sell or license products or services in any manner, or that include rebates, refunds or volume discounts or similar provisions with respect to pricing; and
(xix)any Contract with BNSF Railway Company or another rail carrier concerning construction or use of or connection with any track or trackage, whether such track or trackage is owned by Seller, BNSF Railway Company or such other rail carrier (each a “Rail Agreement”).
(b)Except with respect to any Contract that does not deviate from a Material Contract Form in any significant manner, Seller has provided to Buyer true and complete copies of each Material

Contract (including each supplement, amendment or modification thereto), as amended to date. Each Material Contract is valid, binding and enforceable against Seller and, to Seller’s knowledge, all other parties thereto in accordance with its terms, except as such enforceability may be limited by an Enforcement Limitation. Except as otherwise set forth on Section 4.11 of the Disclosure Schedules, with respect to the Material Contracts: (i) neither Seller nor, to Seller’s knowledge, the other party thereto is in default under or in violation thereof; (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation thereunder; and (iii) Seller has not released any of its material rights thereunder. Except as otherwise set forth on Section 4.11 of the Disclosure Schedules, Seller has not received any written notice from another party to a Material Contract indicating such party’s intention to terminate, repudiate or disclaim such Material Contract. There are no Actions pending or, to Seller’s knowledge, threatened under any Material Contracts. “Material Contract Form” means, with respect to any grower agreement or sales agreement, the standard form of such agreement used by Seller that was described as such and made available to Buyer within the electronic datasite used by the parties for this transaction.
Section 4.12Permits. Seller has obtained and maintained all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities (collectively, “Permits”) that are necessary or required for the conduct of the Business (all such Permits, the “Seller Permits”). Section 4.12 of the Disclosure Schedules lists all such Seller Permits. The Seller Permits are valid and in full force and effect. All fees and charges with respect to such Seller Permits as of the date hereof are current. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any the Seller Permits. Seller is in material compliance, and for the past three years has complied in all material respects, with the terms of the Seller Permits. There is no pending or, to Seller’s knowledge, threatened termination, expiration or revocation of any of the Seller Permits. Except as set forth on Section 4.12 of the Disclosure Schedules, the Seller Permits are transferable to Buyer in connection with the Contemplated Transactions.
Section 4.13Taxes.
(a)For purposes of this Agreement:
(i)“Tax” means any federal, state, provincial, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, aggregate material removal or production, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, employment, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, assessment or charge of any kind whatsoever, together with any interest, penalty, or addition thereto and interest in respect of such penalty or addition, and including escheat and unclaimed property obligations, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity.
(ii)“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, statement of foreign bank or financial account, or other documentation (including any form, schedule or attachment thereto and any amendment thereof) filed or required to be filed with a governmental authority in connection with Taxes.
(b)All Tax Returns with respect to the Business and the Purchased Assets required to be filed by Seller have been timely and properly filed (taking into account any available extension) in accordance with all applicable Laws. Such Tax Returns are true, complete and correct in all material respects. Seller is not the beneficiary of any extension of time within which to file any Tax Return.
(c)All Taxes due and owing by Seller related to the Business or the Purchased Assets (whether or not shown on any Tax Return) have been timely paid and remitted to the appropriate taxing authority. Seller has timely and properly withheld, deducted or collected all Taxes required to have been withheld, deducted or collected in connection with amounts paid to any employee or independent contractor of the Business, and, to the extent required by Law, has timely remitted or paid such Taxes to the proper governmental authority. Seller has timely and properly collected all amounts on account of any sales Taxes required by Law to be collected by it and has timely remitted to the appropriate governmental authority any such amounts required by Law to be remitted by it.
(d)Seller has complied with all Tax information reporting and Tax withholding provisions of applicable Law.
(e)No written claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation or required to file Tax Returns in that jurisdiction as a result of holding the Purchased Assets or operating the Business in such jurisdiction.
(f)There are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a governmental authority in connection with such Taxes) on the Purchased Assets other than for Taxes not yet due and payable.
(g)No audit, administrative, judicial or other proceeding with respect to Taxes related to the Business or the Purchased Assets is presently pending or, to Seller’s knowledge, has been threatened.
(h)All Tax deficiencies asserted, or assessments made, related to the Business or the Purchased Assets against Seller as a result of any examinations by any taxing authority have been fully paid.
(i)None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) subject to Section 168(g)(1)(A) of the Code, (iii) tax-exempt use property within the meaning of Section 168(h) of the Code or (iv) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(j)Seller is not a resident for Tax purposes in any country other than the United States and Seller does not have a branch, permanent establishment, agency or other Tax presence, including any bank accounts, in any country other than the United States.
(k)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(l)With respect to Taxes, Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any governmental authority, nor has Seller been subject to any ruling guidance specific to Seller, the Business, or the Purchased Assets, that would be binding upon, or relevant to, Buyer or its affiliates for any taxable period (or portion thereof) ending after the Closing Date.
(m)Except as set forth on Section 4.13 of the Disclosure Schedules, Seller has never been a member of an affiliated group for purposes of filing any Tax Return. Seller has no Liability for the Taxes of any entity under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-

U.S. Law), as a transferee or successor, by Contract or otherwise. Seller has no subsidiaries, and there are no partnerships, joint ventures, associations, limited liability companies or other entities in which Seller is an owner, partner or member. Seller owns no entities disregarded for purposes of the Code. Seller is not a party to any Tax sharing, allocation or similar agreement.
(n)Seller has not been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
Section 4.14Compliance with Laws. Seller is now complying, and since January 1, 2022, has complied, in all material respects, with all applicable Law. Since January 1, 2022, Seller has not received any notice or claim alleging a material violation of Law with respect to the Business.
Section 4.15Environmental Matters. Seller has never abandoned, spilled, disposed of, arranged for the disposal of, released or created a threatened release of, any element, substance, compound, mixture or waste, whether solid, liquid or gaseous, that (a) has been or is subject to regulation of any kind by any governmental authority that has regulation over the Business or Real Property, with regard to protection or remediation of the environment or protection of human health and safety or (b) the presence, existence or threatened presence or existence of which shall at any time give rise, under any theory of applicable Law or equity, to any Liability (each, a “Hazardous Substance”), at the Real Property or any other property that has resulted or could result in any Liability to Seller, Buyer or the Business. Each Hazardous Substance used, generated or stored at the Real Property by or on behalf of Seller has been managed on-site in accordance with applicable Laws. Each Hazardous Substance used, generated or stored, and no longer usable as an ingredient or product by Seller in the Business, has been transported by a licensed vendor and disposed off-site at a licensed facility in accordance with applicable Laws. Except as set forth on Section 4.15 of the Disclosure Schedules, no contamination from the abandonment, spill, disposal, release or migration of any Hazardous Substance exists at or in connection with any of the Real Property that could reasonably be expected to impair or interrupt operation of the Business, require investigation or remediation, or result in any Liability. Except as set forth on Section 4.15 of the Disclosure Schedules, no active or abandoned underground storage tank, well, septic system or other subsurface waste disposal system exists, or, to Seller’s knowledge, has previously existed, at the Real Property. Seller has obtained and is in material compliance with all environmental Permits necessary for the conduct of the Business as currently conducted and for the lease, operation and use of the Purchased Assets and the Real Property, and all such environmental Permits are in full force and effect. No Seller Party has received any written communication regarding any proposed or pending material adverse change in the status or terms of any environmental Permit. To Seller’s knowledge, there is no condition, event or circumstance that might prevent or impede, after Closing, the conduct of the Business as currently conducted or the lease, operation or use of the Purchased Assets and the Real Property, or could reasonably require investigation, remediation or other corrective action, or result in any Liability. The Real Property is not listed on, or, to Seller’s knowledge, has not been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Except as set forth on Section 4.15 of the Disclosure Schedules, Seller is not required or obligated to conduct any material investigation, mitigation, remediation, physical improvement, monitoring or reporting pursuant to agreements, orders or environmental Laws relating to Hazardous Substances or environmental conditions at, affecting or emanating from the Real Property. Seller has not received any written communication from any governmental authority or other third party regarding Hazardous Substances or related Liability. The Real Property is not subject to any order, judgment or agency decision or directive that establishes material liability, material ongoing obligations or use limitations pursuant to environmental Laws. There are no state or federal Encumbrances on the Real Property resulting from an environmental cleanup or remediation by any governmental authority or third party. Seller has provided or otherwise made available to Buyer true and complete copies of: (i) any and all environmental reports, studies, compliance audits, sampling or analytical data, site assessments, risk assessments, climate risk assessments, hazardous building materials assessments, and other similar documents with respect to the Business and Purchased Assets that are in Seller’s possession or reasonable control related to compliance with or Liabilities under environmental Laws, and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution or emissions, manage waste or otherwise ensure compliance with current or future environmental Laws (including costs of remediation, pollution control equipment, climate change adaptation mechanism and operational changes).
Section 4.16Labor and Employee Matters.
(a)Section 4.16(a) of the Disclosure Schedules contains true, correct and complete lists, as of the date of this Agreement, of all current employees (seasonal, temporary, part-time, full-time, or otherwise) and current individual independent contractors of Seller, specifying for each of their: (i) employment start date or initial engagement date (as applicable), (ii) title or position, (iii) status as being active or inactive and full-time or part-time, (iv) status as an employee or independent contractor, (v) for any employee, whether they are treated as exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and state and local wage and hourly laws; (v) primary location of employment or performance of services, (vi) base annual salary or hourly rate of compensation, and (vii) rights to any severance payments and any bonus or other incentive compensation Seller has paid or shall pay to each employee for the year-ended December 31, 2024 and for the year-to-date period ended as of the date shown thereon.
(b)Except as set forth on Section 4.16(b) of the Disclosure Schedules, Seller is not currently a party to any contracts or agreements with any of its current employees or individual independent contractors, including, but not limited to, employment, independent contractor, consulting, service, non-competition, non-disclosure, bonus or similar agreements. To Seller’s knowledge, no current employee or individual independent contractor of Seller intends to terminate their employment with, or relationship as an independent contractor for, Seller, nor does Seller have a present intention to terminate the employment of, or relationship as an independent contractor with, any of the foregoing.
(c)To Seller’s knowledge, all current employees of Seller are presently authorized to work in the United States. Seller has complied in all material respects with applicable law regarding the verification of whether current employees and individual independent contractors of Seller are authorized to provide services in the United States. The eligibility for employment of each of the current employees of Seller under applicable Immigration Laws, as defined herein, have been reviewed by Seller. “Immigration Laws” means any laws, conventions, and treaties of the United States in effect on the date hereof relating to the immigration or work eligibility of foreign workers, including the Immigration Reform and Control Act (IRCA) of 1986, Immigration Act of 1990 Public Law 101-649 (Act of November 29, 1990), the Immigration and Nationality Act (INA) § 274A or the provisions added to the INA by the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 as amended, and any successor statutes thereto together with associated regulations, agency and administrative rulings.
(d)Seller is, and since January 1, 2022 has been, in compliance in all material respects with all applicable laws pertaining to employment, and employment practices and sponsorship of foreign nationals, including all Immigration Laws. Seller has no open government audits, inquiries, inspections or investigations and has fully cooperated in all respects with any audit, inquiry, inspection or investigation that was conducted by any government agency with respect to Forms I-9 or any visa and Immigration Laws and regulations.

(e)Seller is not a party to, and has not been for the past five years, a party to, bound by, or negotiating any labor or collective bargaining agreement whether with a union, works council, or labor organization (collectively, “Union”). Further, there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Seller. To Seller’s knowledge, no Union or group of employees is seeking to or has sought to organize employees for the purpose of collective bargaining, and, there has never been any actual or threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any of its employees. Seller does not have any duty to bargain with any Union. There are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Seller.
(f)To Seller’s knowledge, no employee of Seller is or will be in violation of any judgment, decree, order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with Seller or any other party because of the nature of the Business conducted by Seller or presently proposed to be conducted by Buyer or to the use by the employee of his or her best efforts with respect to the Business.
(g)Seller is, and since January 1, 2022, has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, whether as joint employers or otherwise, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as independent contractors and currently providing services to Seller are properly treated as independent contractors under all applicable Laws. All employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Further, there are no material judicial, administrative or arbitral actions, suits or proceedings (public or private) before any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private), pending or, to Seller’s knowledge, threatened against Seller in connection with the employment of any current or former applicant, employee, or individual independent contractor of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.
(h)Since January 1, 2022, Seller has complied in all material respects with the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or any similar state or local laws, and it has no plans to undertake any action that would trigger the WARN Act or any similar state or local laws.
Section 4.17Employee Benefit Matters.
(a)Section 4.17(a) of the Disclosure Schedules sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”); (ii) all other employee benefit arrangements, funds, programs, Contracts, plans and practices, including all severance pay, salary continuation, bonus, incentive, stock or other equity option, retirement, pension, change in control, fringe benefits, profit sharing or deferred compensation plans; and (iii) all other employee benefits plans, Contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar Contract related thereto, whether or not funded, in each case that provide benefits to any present or former employees, managers, directors, officers, equity holders, consultants, or independent contractors of Seller that are, or were, sponsored, maintained, contributed to, or required to be contributed to by Seller or any affiliate within the meaning of Section 414(b), (c), (m), or (o) of the Code (“ERISA Affiliate”) (each, an “Employee Plan,” and collectively, “Employee Plans”).
(b)True and complete copies of the following materials have been delivered or made available to Buyer, if any exist: (i) all current plan documents with all amendments made since the last restatement of the plan document for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) the most recent determination letters from the IRS with respect to any of the Employee Plans qualified under Code Section 401(a), (iii) current summary plan descriptions, summaries of modifications, annual reports, and summary annual reports with respect to any other Employee Plans, (iv) current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Assumed Employee Plan, (v) copies of material and non-routine notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other governmental authority relating to any Employee Plan received in the last three (3) years, and (vi) any other documents, forms or other instruments relating to any Assumed Employee Plan reasonably requested by the Buyer in writing. All individuals who, pursuant to the terms of any Assumed Employee Plan, are entitled to participate any Assumed Employee Plan, are currently participating in such Assumed Employee Plan or have been offered the opportunity to do so and have declined. Seller has, at all times, properly classified all individuals providing services to the Seller or its ERISA Affiliates as employees and independent contractors, as the case may be, for purposes of eligibility to participate in, and benefit accrual under, the Assumed Employee Plans.
(c)Each Employee Plan has been maintained, operated, and administered in all material respects in compliance with its terms and any related documents or Contracts and in compliance in all material respects with all applicable Laws including all applicable requirements of ERISA and the Code. Nothing has occurred with respect to any Assumed Employee Plan that has subjected or could reasonably be expected to subject Buyer or any of its affiliates, with respect to any period on or after the Closing Date, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Employee Plan have been timely paid in accordance with the terms of such Employee Plan and in material compliance with all applicable Laws and accounting principles, and all benefits accrued under any unfunded Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Employee Plan; or (iv) engaged in any transaction which would give rise to Liability under Section 4069 or Section 4212(c) of ERISA.
(e)Neither Seller nor any ERISA Affiliate has or had, at any time, an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.
(f)The execution and performance of this Agreement and the documents to be delivered hereunder will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Seller to any current or former officer, employee, manager, director or consultant (or dependents of such persons or entities), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, manager, director or consultant (or dependents of such persons or entities) of Seller. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, manager or director of Seller or any of their affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect, would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). There is no Employee Plan to which Seller or any ERISA Affiliate is a party or by which it is bound to compensate any director, employee or independent contractor for excise Taxes paid pursuant to Section 4999 of the Code or any similar applicable Law. Section 4.17(f) lists all persons or entities who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of Seller, as determined as of the date of the execution of this Agreement.
(g)To the extent applicable thereto, each Employee Plan is and, at all relevant times, has been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111 152, and all regulations and guidance issued thereunder, including, to the extent applicable, the market reform mandates and the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code.
(h)No Employee Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any person or entity, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or other applicable Law, and there has been no communication (whether oral or written) to any person or entity that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, except to the extent required by COBRA or other applicable Law.
Section 4.18Insurance. Section 4.18 of the Disclosure Schedules sets forth (a) a true, complete and correct list of each policy or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims thereunder or under any other insurance policy providing insurance coverage to the Business, the Purchased Assets or the Assumed Liabilities. Except as set forth on Section 4.18 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller has not received any written notice of cancellation of, material premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms, except as such enforceability may be limited by an Enforcement Limitation, and (b) have not been subject to any lapse in coverage. Seller is not in material default under, and has not otherwise failed to comply w ith, in any material respect, any provision contained in any such Insurance Policy. Except as set forth on Section 4.18 of the Disclosure Schedules, true and complete copies of the Insurance Policies have been made available to Buyer.
Section 4.19Customers and Suppliers.
(a)Section 4.19(a) of the Disclosure Schedules sets forth sets forth true, complete and correct lists, for each of the calendar years ended December 31, 2023 and December 31, 2024, of (a) the 20 largest vendors of materials, products or services to Seller (measured by aggregate amount purchased by Seller during the relevant period) and the corresponding aggregate amount paid for materials, products or services supplied by such vendor during each such periods. Except as set forth on Section 4.19(a) of the Disclosure Schedules, and to Seller’s knowledge, the relations with such vendors are good commercial working relationships. None of the vendors listed or required to be listed on Section 4.19(a) of the Disclosure Schedules for the year 2024 has discontinued, cancelled or materially altered its sales, prices, charges or rates to Seller, or relationship with Seller or notified Seller of an intention to do so in the future.
(b)Section 4.19(b) of the Disclosure Schedules sets forth true, complete and correct lists for each of the calendar years ended December 31, 2023, and December 31, 2024, of the 20 largest customers of Seller (based on revenue received by Seller during the relevant period) and the corresponding revenue received by Seller in respect of each such customer during each such period. Except as set forth on Section 4.19(b) of the Disclosure Schedules, and to Seller’s knowledge, the relations with such customers are good commercial working relationships. None of the customers listed or required to be listed on Section 4.19(b) of the Disclosure Schedules for the year 2024 has discontinued, cancelled or materially altered its business with or purchases from Seller or notified Seller of an intention to do so in the future.
Section 4.20Accounts Receivable; Inventory.
(a)All of the Accounts Receivable represent sales actually made in the ordinary course of business consistent with past practice or valid claims as to which full performance has been rendered by Seller. The reserves on the Financial Statements against the Accounts Receivable for returns and bad debts have been calculated in accordance with GAAP in a manner consistent with past practice. Subject to such reserves, the Accounts Receivable are collectible in full within [***] after billing. No counterclaims, defenses or offsetting claims with respect to such Accounts Receivable are pending or, to Seller’s knowledge, threatened. Such Accounts Receivable relate solely to sales of services to customers of Seller, none of whom are equityholders or affiliates of Seller or Parent.
(b)All of the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances (other than Permitted Encumbrances), and no Inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.
Section 4.21Legal Proceedings. Except as set forth on Section 4.21 of the Disclosure Schedules, there is no Action of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Business, Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay Contemplated Transactions. Except as set forth on Section 4.21 of the Disclosure Schedules, to Seller’s knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis fo

r, any such Action. The Business is not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority.
Section 4.22Related Party Transactions. Except as set forth on Section 4.22 of the Disclosure Schedules, (a) no current or former affiliate, manager, director, officer, equity holder or employee of Seller or Parent has or has had, any business arrangement, Contract, commitment, transaction or relationship with Seller (excluding ordinary course employment relationships), and there is none currently proposed, (b) no current or former affiliate, manager, director, officer, equityholder or employee of Seller or Parent owns any asset, tangible or intangible, directly or indirectly (other than the Excluded Assets) that is used by Seller or used in the Business and (c) none of Seller, any of its affiliates, or any current or former director, manager, officer, equityholder or employee of Seller or Parent has or has had any direct or indirect interest in, or is or was a manager, director, officer or employee of, any person or entity that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Business.
Section 4.23Capitalization. Parent indirectly owns 100% of the total issued and outstanding equity interests of Seller and DDB Holdings, Inc., a Delaware corporation, owns 100% of the total issued and outstanding equity interests of Seller. There are no voting trusts, proxies or other agreements or understandings in effect that would impair the ability of a Seller Party to consummate the Contemplated Transactions.
Section 4.24Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Section 4.25Solvency. No Seller Party is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of such Seller Party. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, Seller (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they become absolute and matured.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller Parties that the statements contained in this ARTICLE V are true and correct as of the date hereof. For purposes of this ARTICLE V, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of [***] after due inquiry and investigation of their direct reports.
Section 5.01Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by

Seller Parties) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by an Enforcement Limitation.
Section 5.02No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation, limited liability company agreement or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree or Law applicable to Buyer. Except as set forth on Section 5.02 of the Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.
Section 5.03Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
Section 5.04Availability of Funds. Buyer has available cash that is sufficient to enable Buyer to consummate the transactions contemplated herein and timely pay all amounts owing by Buyer hereunder. Buyer’s obligations hereunder are not contingent upon procuring any financing.
Section 5.05Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Buyer. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they become absolute and matured.
Section 5.06Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose.
Section 5.07Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission that is or could be payable by any Seller Party in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
ARTICLE VI
INDEMNIFICATION
Section 6.01Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant to this Agreement shall survive for 15 months after the Closing Date; provided, however, that (a) the representations and warranties of Seller set forth in Section 4.01 (Organization and Authority; Enforceability), Section 4.06 (Title to Purchased Assets), Section 4.13 (Taxes), Section 4.23 (Capitalization), and Section 4.24 (Brokers) and the representations and warranties of Buyer set forth in Section 5.01 (Organization and Authority of Buyer; Enforceability) and Section 5.07

(Brokers) (collectively, the “Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus [***], (b) claims under Section 6.02(f) and Section 6.02(g) shall survive for [***] after the Closing Date, and (c) other than as set forth in clause (b), claims for breaches of covenants and agreements to be performed after Closing and claims relating to Fraud shall survive indefinitely. “Fraud” means common law intentional fraud under the Laws of the State of Delaware; provided, however, Fraud shall not include any claim for equitable fraud, constructive fraud, negligent misrepresentations or any tort based on negligence.
Section 6.02Indemnification by Seller Parties. Subject to the other terms and conditions of this ARTICLE VI, Seller and Parent shall jointly and severally defend, reimburse, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, members, managers, officers and employees (each, a “Buyer Indemnified Party”) from and against all Actions, liabilities, losses, deficiencies, damages, settlements, demands, costs, penalties, fees, interest, expenses or obligations, including costs of investigation and enforcement and reasonable attorneys’ fees, but excluding consequential, incidental or punitive damages, except to the extent such damages are paid or payable in connection with a Third Party Claim (collectively, “Losses”), arising from or relating to:
(a)any inaccuracy in or breach of any of the representations or warranties of any Seller Party contained in this Agreement or any document to be delivered hereunder;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller Party pursuant to this Agreement or any document to be delivered hereunder;
(c)any Excluded Asset or Excluded Liability;
(d)any Taxes for which Seller is responsible under this Agreement (excluding, for the avoidance of doubt, any real property or personal property Tax that is a current liability of Seller and which is an Assumed Liability pursuant to Section 1.03(b));
(e)any Action prior to or after the Closing based upon any act, conduct, event, omission or condition (including violations of environmental Laws and the presence of Hazardous Substances in, on or under the Real Property or migrating to or from the Real Property, if any) occurring or existing in respect of the assets, properties, Liabilities, activities, ownership or operations of Seller or the Business prior to the Closing (other than an Assumed Liability);
(f)the failure to provide or obtain any notices, approvals or consents required in respect of the Transaction under any Assigned Contract, Assumed Employee Plan, Assumed Insurance Policy, Owned Real Property Lease Agreement, Lease Agreement or Seller Permit; or
(g) any violation of, or default under, or the termination, acceleration or modification of any obligation or loss of any benefit under, any Assigned Contract, Assumed Employee Plan, Assumed Insurance Policy, Owned Real Property Lease Agreement, Lease Agreement or Seller Permit, in each case solely resulting from the Transaction.

Section 6.03Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall defend, reimburse, indemnify and hold harmless Seller and Parent and their respective stockholders, directors, members, managers, officers and employees (each, a “Seller Indemnified Party”) from and against all Losses, arising from or relating to:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder;
(c)any Assumed Liability;
(d)any Taxes for which Buyer is responsible under this Agreement;
(e)any Action solely arising out of the ownership or operations of the Purchased Assets or Business after the Closing; or
(f)any amount drawn under the Letter of Credit resulting from Buyer’s operation of the Business following Closing, provided, the same is not a result of (i) any inaccuracy in or breach of any of the representations or warranties of any Seller Party contained in, or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller Party pursuant to, this Agreement or any document to be delivered hereunder or (ii) an Excluded Liability. “Letter of Credit” has the meaning set forth in Section 1.02(f) of the Disclosure Schedules.

Section 6.04Indemnification Procedures.
(a)Whenever any claim shall arise for indemnification hereunder (a “Claim”), the Indemnified Party shall promptly provide written notice of the Claim to the Indemnifying Party. “Indemnified Party” means (i) Buyer, with respect to a claim for which a Buyer Indemnified Party is entitled to indemnification hereunder, or (ii) Seller, with respect to a claim for which a Seller Indemnified Party is entitled to indemnification hereunder. “Indemnifying Party” means (x) Buyer, with respect to a claim for which a Seller Indemnified Party is entitled to indemnification hereunder, or (y) Seller and Parent on a joint and several basis with respect to a claim for which a Buyer Indemnified Party is entitled to indemnification hereunder. No delay in or failure to give notice of a Claim by the Indemnified Party to the Indemnifying Party shall adversely affect any of the other rights or remedies that the Indemnified Party or any other Buyer Indemnified Party or Seller Indemnified Party, as applicable, has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party or any other Buyer Indemnified Party or Seller Indemnified Party, as applicable, except and only to the extent that the Indemnifying Party forfeits substantive rights or defenses by reason of such failure.
(b)With respect to any Claim brought by an unaffiliated third party (any such Claim, a “Third Party Claim”), the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, assume and conduct the defense (which, for the avoidance of doubt, but in all cases subject to Section 6.04(c), includes the settlement) of such Third Party Claim with counsel selected by the Indemnifying Party and at the Indemnifying Party’s expense; provided, that, as a condition to the assumption of the defense, the Indemnifying Party shall expressly agree in writing that it shall be liable for any Liabilities incurred with respect to such Third Party Claim, subject to this ARTICLE VI; provided further, that if the Indemnifying Party is a Seller Party, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (and only Buyer shall control the defense and settlement of any such Third Party Claim) if such Third Party Claim (i) involves an allegation of criminal charges against any Buyer Indemnified Party, (ii) seeks restrictions on the business of any Buyer Indemnified Party, (iii) involves a customer, supplier or employee of any Buyer Indemnified Party, or (iv) is one in which the Indemnified Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.
(c)As to any Third Party Claim for which the Indemnifying Party has assumed the defense as provided in this Agreement:
(i)The Indemnified Party will have the right to participate in (but not control if the Indemnifying Party has assumed control), at its own expense, the defense of such Third Party Claim, which participation rights shall include, to the extent permitted by Law, the right to notice reasonably in advance of any hearings or proceedings in connection with such Third Party Claim, the right to attend any meetings with a governmental authority or hearings or proceedings before any governmental authority and the right to receive copies of all pleadings, notices and communications related to such Third Party Claim;
(ii)The Indemnified Party shall fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Third Party Claim;
(iii)Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such Third Party Claim following the Indemnifying Party’s election to assume the defense of such Third Party Claim as provided in this Agreement; and
(iv)The Indemnifying Party shall have the exclusive right to negotiate the settlement of such Third Party Claim, provided, however, that the Indemnifying Party shall not settle, adjust, or compromise such Third Party Claim, consent to the entry of any judgment arising from, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)Any Claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than [***] after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and then only to the extent that the Indemnifying Party forfeits substantive rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have [***] after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such [***] period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.05Scope of and Limits on Indemnification.
(a)Seller Parties will not be obligated to indemnify any person or entity hereunder for any Losses pursuant to Section 6.02(a) (or Section 6.02(e) to the extent arising out of or relating to a breach of a representation or warranty that is not a Fundamental Representation) (i) until the aggregate amount of all Losses pursuant to Section 6.02(a) (and Section 6.02(e) to the extent arising out of or relating to a breach of a representation or warranty that is not a Fundamental Representation) exceeds [***] (the “Basket”), in which event Seller Parties shall be obligated to indemnify for all such Losses from the first dollar, and (ii) in excess of an aggregate amount of $1,500,000 (the “Ordinary Rep Cap”).
(b)Buyer will not be obligated to indemnify any person or entity for any Losses pursuant to Section 6.03(a) (or Section 6.03(e) to the extent arising out of or relating to a breach of a representation or warranty that is not a Fundamental Representation) (i) until the aggregate amount of all Losses pursuant to Section 6.03(a) (and Section 6.03(e) to the extent arising out of or relating to a breach of a representation or warranty that is not a Fundamental Representation) exceeds the Basket, in which event Buyer shall be obligated to indemnify for all such Losses from the first dollar, and (ii) in excess of the Ordinary Rep Cap.
(c)Notwithstanding anything in this Agreement to the contrary, (i) the Basket and the Ordinary Rep Cap shall not apply with respect to Losses arising from or related to any breach of or inaccuracy in a Fundamental Representation or Losses arising from or related to Fraud, and (ii) except for Losses arising from or related to Fraud, the aggregate amount of all Losses for which Seller Parties, on the one hand, or Buyer, on the other hand, shall be liable pursuant to this ARTICLE VI with respect to Losses arising from or related to any breach of or inaccuracy in a Fundamental Representation will not exceed the Purchase Price.
(d)Notwithstanding anything to the contrary herein, all references in this Agreement and the Schedules hereto to “material,” “material respects,” “material adverse effect” and similar qualifications are to be excluded with regard to determining whether there has been a breach of a representation or warranty or covenant and the amount of any Liabilities, for which an Indemnified Party is entitled to indemnification under this ARTICLE VI.
(e)The obligations of each Indemnifying Party hereunder regarding any Losses will be reduced, including retroactively, by the amount of any insurance proceeds or indemnity, contribution or similar payment actually received by the Indemnitee (or any of its affiliates) regarding such Losses. Without limiting the generality of the foregoing, if (a) the Indemnitee receives from or on behalf of an Indemnifying Party, or an Indemnifying Party pays to or on behalf of the Indemnitee, a payment regarding a Loss and (b) the Indemnitee (or any of its affiliates) receives, directly or indirectly, any insurance proceeds or indemnity, contribution or similar payment regarding the portion of such Loss so paid, then the applicable party will promptly disclose such matter to the Indemnifying Party and pay to the Indemnifying Party the applicable amount of such insurance proceeds or indemnity, contribution or similar payment, or, if less, the amount of such payment made by the Indemnifying Party regarding such Loss. The amount of such insurance proceeds or indemnity, contribution or similar payment received will be net of any costs and expenses incurred by the Indemnitee or its affiliates in procuring the same (but any impact of such recovery on insurance premiums or other costs of insurance must be definitively identified to be eligible for such netting). “Indemnitee” means a Seller Indemnified Party or Buyer Indemnified Party, as applicable. Notwithstanding the foregoing, no party shall have any obligation to seek to recover any insurance proceeds or indemnity, contribution or similar payment in connection with making a claim under this Article VI, except as required by Section 6.05(f), but in no event prior to making a claim hereunder.

(f)Each Indemnified Party shall take, and cause its Indemnitees to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided all costs and expenses incurred in connection with such mitigation efforts shall be Losses hereunder, provided further, (i) Indemnified Party’s failure to mitigate any Loss shall not be a defense for any Losses incurred prior to Indemnified Party becoming aware of any mitigation opportunity and (ii) in no event shall an Indemnified Party be required to initiate any litigation or arbitration proceeding against any third party in connection with such mitigation efforts.
Section 6.06Payments. Once a Loss is agreed to in writing by the Indemnifying Party or adjudicated in a final, non-appealable order of court of competent jurisdiction to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within five (5) business days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed. Notwithstanding anything to the contrary herein, the Holdback Amount shall be the first (but not the sole) source of payment for any Losses owing by a Seller Party with respect to their obligations under Section 6.02(a) (other than Losses arising from or related to any breach of or inaccuracy in a Fundamental Representation or Losses arising from or related to Fraud).
Section 6.07Tax Treatment of Indemnification Payments. All indemnification payments made by any Seller Party under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.
Section 6.08Exclusive Remedy. Except in the case of Fraud and except with respect to the use of the Neutral Accountant as contemplated in Section 2.03, the indemnification rights and remedies provided in this ARTICLE VI are the sole recourse and exclusive remedy available to any Indemnified Party for the breach of any representations, warranties, covenants and agreements contained in this Agreement, any Disclosure Schedule, any ancillary agreement or any certificate or other document delivered pursuant to this Agreement, any Disclosure Schedule or any ancillary agreement. Notwithstanding the foregoing, nothing contained in this Section 6.08 shall operate to or be deemed to interfere, limit or impede the operation of the covenants or agreements contained in this Agreement that by their nature are required to be performed or complied with after the Closing or with respect to a party’s right to seek specific equitable remedies (including injunctive relief or specific performance in accordance with the terms of this Agreement) in connection with the performance thereof or compliance therewith.
Section 6.09Non-Recourse. Without limiting any Liability of a party hereto pursuant and subject to the terms herein, each party acknowledges and agrees that no past, current or future director, officer, employee, incorporator, equityholder (excluding Parent as an indirect equityholder of Seller), affiliate, agent, attorney or representative of any party hereto or any of their respective affiliates shall have any Liability (whether in Contract, equity, statute, tort or otherwise) for any Liabilities or other obligations of such party arising under, in connection with or related to this Agreement.
Section 6.10Certain Disclaimers. Notwithstanding any other term herein and without limiting any other limitation herein, other than as expressly made by Seller or Parent in Article IV or any certificate delivered pursuant to this Agreement, none of Seller, Parent, or any affiliate of Seller or Parent has made (and no person or entity on behalf of any of them, including any professional advisor, has made) any representation or warranty or similar statement, information or assurance whatsoever of any type

(including regardless of whether direct or indirect, written or oral, at law or in equity, or statutory, express or implied, including ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR AN INTENDED PURPOSE). Buyer acknowledges and agrees that it is not relying and has not relied on, and hereby specifically disclaims and hereby acknowledges and agrees that Seller and Parent hereby specifically disclaims, any (if any) such representation or warranty or similar statement, information or assurance, except to the extent (if at all) expressly made in any representation or warranty in Article IV or any certificate delivered pursuant to this Agreement.
ARTICLE VII
COVENANTS
Section 7.01Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no party hereto shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed).
Section 7.02Non-Solicitation; Non-Competition; Non-Interference; and Non-Disparagement.
(a)Non-Solicitation. During the four-year period after the Closing Date, each of Seller and Parent will not, and will cause their respective controlled affiliates not to, directly or indirectly, at any time solicit or induce or attempt to solicit or induce any employee, agent or contractor of Buyer or the Business (but excluding any contractor that provides services of the type that can be replaced by Buyer without increased cost), without obtaining written consent of Buyer prior to such solicitation or inducement. Notwithstanding the foregoing, nothing in this Section 7.02(a) restricts Seller or Parent or any of their respective affiliates from any general solicitation for employment or other engagement (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards any employee or independent contractor of Buyer.
(b)Non-Competition. During the four-year period after the Closing Date, each of Seller and Parent will not, and will cause their respective controlled affiliates not to, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or consult to or participate in any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in or that competes with the Business (the “Restricted Business”) anywhere in the United States or in any other country into which products of Seller are sold or distributed; provided, however, that the restrictions contained in this Section 7.02(b) will not restrict the acquisition or continued ownership by Seller or Parent or their respective controlled affiliates, directly or indirectly, of less than one percent (1%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. Notwithstanding anything to the contrary herein, nothing in this Agreement or any other document contemplated hereby (a) shall restrict Seller, Parent or any of their respective affiliates from undertaking or engaging in any action (or refraining from taking any action) with respect to any pea genetics, including any developing, licensing, sublicensing, selling, or replicating pea genetics or growing (or contracting for growing) of breading stock for pea genetics, or any other activity with respect to pea genetics (the “Excluded Business”), and (b) shall cause the transfer, sale, license, or sublicense of any pea genetics to Buyer.
(c)Non-Interference. During the four-year period after the Closing Date, each of Seller and Parent will not, and will cause their respective controlled affiliates not to, cause, induce or encourage any actual customer, supplier, vendor, lessor or licensor of Buyer or its controlled affiliates to terminate or modify any actual relationship with Buyer or its controlled affiliates as it relates to the Business.

(d)Non-Disparagement. From and after the Closing, each party hereto shall not, and shall cause their respective controlled affiliates not to, in any way, directly or indirectly, to any person or entity, criticize or disparage the performance, competency, integrity or ability of the other parties, or their controlled affiliates or any of their respective stockholders, members, partners, managers, trustees, directors, officers, employees, owners, or representatives. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings).
(e)Acknowledgment and Relief. Seller and Parent each acknowledge and agree that a breach or threatened breach of this Section 7.02 would give rise to irreparable harm to Buyer and that the remedies at Law available to Buyer for breach of the obligations under this Section 7.02 would be inadequate; therefore, in addition to any other rights or remedies that Buyer may have at Law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in this Section 7.02, without the necessity of proof of actual damage or posting a bond. If it is judicially determined that Seller or Parent has violated any provision of this Section 7.02, then the period described in such provision that Seller or Parent violated will automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.
(f)Enforcement. Seller and Parent each acknowledge that the covenants contained in this Section 7.02, including the provisions relating to duration and geographical area and scope, are reasonably necessary to protect the value of and the goodwill of the Business and Purchased Assets being sold to Buyer and the legitimate business interests of Buyer, and that the provisions herein constitute a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions. If any of the covenants contained in this Section 7.02 are determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then such covenant will not be deemed void, and the Parties agree that the scope of such covenant may be modified by the court and that such covenant will be deemed amended in accordance with such modification, it being specifically agreed by the parties that it is their continuing desire for each covenant contained in this Section 7.02 to be enforced to the full extent of its terms but that, if a court finds the scope of any such covenant unenforceable, the court should redefine the scope of such covenant so as to comply with applicable Law.
Section 7.03Employee Matters.
(a)Effective as of the Closing, Seller shall terminate the employment of each employee of the Business as of immediately prior to the Closing (each a “Closing Date Business Employee”), including Closing Date Business Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence as of immediately prior to the Closing, and Buyer shall offer to all Closing Date Business Employees new employment on an “at will” basis, effective as of the Closing Date, provided that Buyer’s offers of employment shall be subject to and contingent upon completion of Buyer’s normal and customary hiring process conducted in accordance with applicable Law, including without limitation the execution by certain persons selected by Buyer in its discretion of new non-solicitation and confidentiality agreements (the Closing Date Business Employees accepting Buyer’s offer, collectively, the “Transferred Employees”).
(b)Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Seller (except to the extent included in Closing Working Capital), including (i) any pre-Closing employment-related Liability (except to the extent included in Closing Working Capital), (ii) any Liability relating to, arising under or in connection with any Retained

Employee Plan, and (iii) any hourly pay, commission, salary, bonus, accrued vacation (in each case except to the extent included in Closing Working Capital), fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller (except with respect to any benefits accrued or payable to a Transferred Employee under a Buyer Benefit Plan based in whole or in part on the Transferred Employee’s prior service with Seller). Seller shall remain solely responsible for the satisfaction of all claims incurred prior to the Closing Date for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of Seller or the spouses, dependents or beneficiaries thereof, other than the Assumed Liability as noted in Section 1.03 under COBRA arising prior to the Closing Date. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of Seller. Seller shall pay, or cause to be paid, all such amounts described above to the appropriate persons and satisfy all such Liabilities as and when due.
(c)For a period of twelve (12) months after the Closing, Buyer shall (i) provide each Transferred Employee with: (A) an annual base salary or hourly wage rate that is no less than such Transferred Employee’s annual base salary or hourly wage rate as in effect immediately prior to the Closing and included on Section 4.16(a) of the Disclosure Schedules, and (B) target opportunities for cash-based annual or shorter-term commissions, bonuses and incentive pay (but expressly excluding equity, equity-based and long-term incentives), and (ii) use its commercially reasonable efforts to provide each Transferred Employee with employee benefits (but expressly excluding nonqualified deferred compensation, equity or equity-based, long-term incentive, transaction, retention, change in control, severance, defined benefit pension and post-employment or retiree health or welfare benefits) in each case that are no less favorable in the aggregate to the compensation and employee benefits such Transferred Employee received as of immediately prior to the Closing (or such level as required by applicable Law).

(d)The Transferred Employees will be hired on an at-will basis, and nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Buyer or any of its affiliates after Closing, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Transferred Employees at any time, with or without notice, or, subject to Buyer’s obligations under Section 7.03(c), restrict Buyer, in the exercise of its business judgment, in modifying any of the terms or conditions of employment of the Transferred Employees at any time. Buyer shall be solely responsible for any Liability under the WARN Act or any similar state or local laws arising out of Buyer’s failure to comply with its obligations under this Section 7 or Buyer’s termination of employment of any Transferred Employee after the Closing.
Section 7.04Tax Matters.
(a)All transfer, documentary, sales, bulk sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder (the “Transfer Taxes”) shall be borne by Seller. Seller shall, at its own expense, prepare and timely file any Tax Return with respect to such Transfer Taxes; provided, however, if and to the extent that Buyer is required by Law to file Tax Returns related to Transfer Taxes, then Buyer shall prepare and timely file such Tax Returns. Seller and Buyer shall cooperate in preparing and filing, and join in the execution of, any such Tax Returns. Seller and Buyer shall cooperate in providing each other with any appropriate certifications and other similar documentation relating to exemption or exclusion from Transfer Taxes (including any appropriate resale exemption certifications), as provided under applicable Law. The computation of Transfer Taxes to be paid hereunder shall be made using the allocation of the Purchase Price set forth in Section 2.06.
(b)Subject to Section 7.04(a), Seller shall (i) prepare and timely file or cause to be prepared and timely filed any Tax Return related to the Business and the Purchased Assets for any tax period ending on or before the Closing Date and (ii) pay or cause to be paid all Taxes that relate to, or arise from, the Business and the Purchased Assets for all periods prior to the Closing Date. Subject to Section 7.04(a), Buyer shall (A) prepare and file or cause to be prepared and filed any Tax Return related to the Purchased Assets for any tax period ending after the Closing Date and (B) pay or cause to be paid all Taxes that relate to, or arise from, the Purchased Assets for all periods beginning on or after the Closing Date.
Section 7.05Receivables. From and after the Closing, if any Seller Party receives or collects, or otherwise initially has on hand with respect to Acquired Cash, any funds arising from, relating to or included in any of the Purchased Assets (including any amounts included in the Closing Working Capital and, for the avoidance of doubt, excluding the Purchase Price), such Seller Party shall remit such funds to Buyer within five business days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds arising from, relating to or included in any of the Excluded Assets (including the Cash Collateral (as defined in the Payoff Letter with First National Bank of Omaha)), Buyer shall remit any such funds to Seller within five business days after its receipt thereof.
Section 7.06Company Name. Promptly after the Closing, but no later than 15 days thereafter, Seller will change its name to a name that does not include the words “Dakota Dry Bean,” “Dry Bean,” or any derivatives thereof. Following the Closing Date, each Seller Party (and their respective affiliates) shall cease use of, and refrain from using, the names “Dakota Dry Bean,” “Dry Bean,” or any derivatives thereof and any related trade or service marks or names or logos.
Section 7.07Confidentiality. Except for use in any Tax Return of Seller or any of its affiliates and except as provided by the following sentences, from and after the Closing, Seller and Parent shall, and shall cause their respective affiliates to, hold, and shall use reasonable efforts to cause its or their respective representatives to hold, in confidence any and all information included in the Purchased Assets or concerning the Business, except to the extent that Seller can show that such information is (or becomes) generally available to and known by the public through no fault of Seller, the Parent or any of their respective affiliates or representatives. If Seller, Parent, or any of their respective affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose (and is permitted to disclose) only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller and Parent shall use commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded such information. Notwithstanding anything to the contrary in this Section 7.07 or elsewhere, nothing in this Agreement shall restrict Seller, Parent, or their respective affiliates from disclosing the transactions contemplated by this Agreement in connection with the compliance of applicable stock exchange requirements.
Section 7.08Further Assurances; Consents and Permit Transfers; Transition Matters.

(a)Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.
(b)To the extent a consent to assignment is not obtained or taken at or prior to the Closing with respect to any Assigned Contract, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and (a) if requested by Buyer, Seller shall use commercially reasonable efforts to obtain or take such consent following the Closing for such Assigned Contract (including (i) providing the documentation and legal opinions necessary to assign any Assigned Contract with the United States Department of Agriculture and (ii) entering into assignment agreements with respect to those certain rail agreements set forth on Section 3.02(g) of the Disclosure Schedules required by BNSF Railway Company), provided nothing in this Section 7.08(b) shall require Seller to pay any amount to secure such consent (other than de minimis assignment fees required by the terms of such Assigned Contract and the cost of legal opinions necessary to assign any Assigned Contract with the United States Department of Agriculture), (b) if requested by Buyer, Seller shall use its commercially reasonable efforts to provide to Buyer the benefits of such Assigned Contract (including the right to enforce for the benefit of Buyer any and all rights of Seller or any affiliate of Seller against any third party thereunder) for the remaining term of such Assigned Contract and (c) subject to the foregoing limitations, Seller shall cooperate with Buyer in any lawful and contractually permitted arrangements acceptable to Buyer that are designed to provide to Buyer such benefits and obligations of the Assigned Contract for its term remaining as of the Closing Date. In connection with any such arrangements related to an Assigned Contract, Buyer and Seller (i) shall each abide by the terms and conditions set forth in such Assigned Contract, (ii) subject to any arrangement contemplated by this Section 7.08(b), shall reimburse each other for payments made to or received from counterparties on behalf of each other pursuant to the terms of such Assigned Contracts, (iii) shall fully indemnify each other or their respective affiliates for any Liabilities arising out of any failure by Buyer or Seller, as applicable, to abide by the terms and conditions of such Assigned Contract and (iv) shall act to ensure that the other party is put in the same economic position with respect to such Assigned Contract as if the relevant consent had been obtained or taken as of the Closing. Once any such consent is obtained or taken, such Assigned Contract shall be deemed assigned, transferred, conveyed and delivered, and any executory Liabilities arising out of the performance of any obligation due thereunder to the extent such obligation arose after the date such consent is obtained or taken shall be assumed in accordance with the Bill of Sale. If there are any Permits held by Seller or any affiliate or employee of Seller necessary for the operations and conduct of the Business which have not been transferred to Buyer as of the Closing because the transfer thereof is not permitted by Law or by the applicable governmental authority, Buyer will, and Seller shall reasonably cooperate with Buyer to, secure such Permits for Buyer and, until such time as such Permits are issued for Buyer, Seller shall use commercially reasonable efforts to provide to Buyer the benefits of such Permits pursuant to any lawful and contractually permitted arrangements acceptable to Buyer, and the provisions of clauses (i) through (iv) of this Section 7.08(b) regarding Assigned Contracts shall apply to such contractual arrangements relating to Permits mutatis mutandis. Buyer shall pay the cost of applying for any such Permits and the cost of obtaining the transfer of existing Permits. Notwithstanding any provision in this Section 7.08(b) to the contrary, the foregoing shall not limit or affect Seller’s representations and warranties in ARTICLE IV or be deemed to constitute an agreement to exclude from the Purchased Assets any assets described in Section 1.01.
(c)With respect to the Microsoft licenses listed on Section 7.08(c) of the Disclosure Schedules (collectively, the "Microsoft Licenses"), for a period of [***] following the Closing, (i) Seller Parties shall provide Buyer with, or otherwise cause Buyer to receive, the benefits and rights under the Microsoft Licenses to the extent they relate to or are used in the Business and (ii) Buyer shall perform the obligations of the Microsoft Licenses to the extent they relate to such benefits and rights in accordance with such Microsoft Licenses.
(d)From and after the Closing, Seller Parties shall update and maintain the list of individuals with access to and authorization to draw on any deposit account of the Seller with individuals solely approved by Buyer.
(e)For a period of [***] following the Closing, Seller Parties shall provide Buyer and its representatives access, including log-ins, and support as is reasonably necessary to effectuate the migration of data related to the Business and included in the Purchased Assets.
(f)Following Closing, each Party will satisfy the requirements set forth on Section 7.08(f) of the Disclosure Schedules in connection with the issuance or transfer to Buyer of necessary grain storage warehouse licenses with respect to the Business and the replacement or other satisfactory arrangement that will cause the release to Seller of Seller’s Letter of Credit, and will use their best efforts to cause the same to be completed within [***] following the Closing.
Section 7.09Access to Information. Seller, Parent and their respective affiliates (and in each case each of their respective representatives) shall have reasonable access to the Records, and to the personnel responsible for maintaining the Records, in each case to the extent necessary or reasonably desirable to (a) defend any Action (other than any Action between the parties hereto, which access shall be subject to the applicable rules of discovery), or (B) prepare or file any Tax Return, in each case subject to Section 7.07. Notwithstanding the foregoing, Buyer will not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client privilege, contravene any applicable Law or contravene any confidentiality obligation.
Section 7.10Certain Expenses.
(a)The following costs and expenses shall be paid as set forth below:
(i)costs of obtaining the Commitments, including costs associated with conducting any search or examination of title and preparation of abstracts of title or updates thereto, shall be borne by Seller;
(ii)the premium for any policy of title insurance and endorsements thereto desired by Buyer with respect to the Owned Real Property shall be borne by Buyer;
(iii)recording costs for the Deeds and other real property conveyancing instruments with respect to transferring the Owned Real Property to Buyer will be borne by Buyer, except that Seller shall bear the recording and other costs, if any, of removing or releasing any Encumbrances on the Purchased Assets that are not Permitted Encumbrances (such as, for illustrative purposes only, any mortgage or mechanics’ liens); and
(iv)any closing fee charged by the title company or other third party engaged by the Parties to facilitate the Closing will be borne one-half by Seller and one-half by Buyer.
(b)All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement.

ARTICLE VIII
GENERAL PROVISIONS
Section 8.01Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 8.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller or Parent:	Benson Hill Holdings, Inc. 1200 Research Blvd. St. Louis, MO 63132 E-mail: [***] Attention: [***]
with a copy to (which shall not constitute notice):	Faegre Drinker Biddle & Reath LLP 801 Grand Avenue, 33rd Floor Des Moines, Iowa 50309 E-mail: [***] [***] Attention: [***]

If to Buyer:	Dakota Dry Bean, LLC 601 13th St. Monett, MO 65708 E-mail: [***] Attention: [***]

with a copy to (which shall not constitute notice):	LinkOne Solutions Holdings, LLC 601 13th St. Monett, MO 65708 E-mail: [***] Attention: [***]
and a copy to (which shall not constitute notice):	Stinson LLP 7700 Forsyth Blvd., Suite 1100 St. Louis, MO 63105 E-mail: [***] Attention: [***]
Section 8.03Headings. The table of contents and headings in this Agreement or any Disclosure Schedule are for reference only and shall not affect the interpretation of this Agreement.
Section 8.04Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.02(f), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.05Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder or the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 8.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties; provided, however, that Buyer may, without the prior written consent of Seller or Parent, assign this Agreement and any or all rights or obligations hereunder (including Buyer’s rights to seek indemnification hereunder) to any affiliate or affiliates of Buyer, to any person or entity to which Buyer or any of its affiliates sells, transfers, assigns or delegates all or any portion of the Purchased Assets or the Business and to Buyer’s and its affiliates’ lenders and creditors; provided further that no such permitted assignment by Buyer will relieve Buyer of any obligation hereunder; provided further that Buyer may, without the consent of any person or entity, assign in whole or in part its rights and obligations pursuant to this Agreement to any of its financing sources as collateral security. Upon any such permitted assignment and without limiting the preceding sentence, the references in this Agreement to Buyer shall also apply to any such assignees unless the context otherwise requires.

Section 8.07No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.08Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.
Section 8.09Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.10Governing Law. This Agreement and all Actions (whether in contract, tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement or the other documents to be delivered hereunder or the negotiation, execution, and performance of this Agreement or the transactions contemplated hereby (including any Action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).
Section 8.11Submission to Jurisdiction. Except as may be contemplated by Section 2.03, the parties agree that the appropriate, exclusive and convenient forum for any Action arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the state courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action. If any such court lacks jurisdiction over any Action arising out of or based upon this Agreement or the transactions contemplated hereby and except as may be contemplated by Section 2.03, then such Action may be instituted in the federal courts of the United States of America located in the city of Wilmington and county of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action. The parties further agree that the parties shall not bring any Action arising out of or related to this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of a judgment in any other jurisdiction or the applicability of Section 2.03.
Section 8.12WAIVER OF JURY TRIAL. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN

EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.
Section 8.13Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 8.14Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and the documents to be delivered hereunder. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the documents to be delivered hereunder shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and documents to be delivered hereunder. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section or Schedule means an Article or Section of, or a Schedule to, this Agreement, unless another agreement is specified, (f) unless otherwise specified, any definition of or reference to any document, Contract or Law herein shall be construed as referring to such document, Contract or Law as it may from time to time be amended, supplemented or otherwise modified, provided that to the extent that any such document, Contract or Law is a document, Contract or Law required to be disclosed by Seller hereunder, any such amendment, supplement or modification must also be disclosed and is subject to the terms of this Agreement, (g) any accounting term not defined herein shall have the meaning ascribed to it under GAAP, (h) all references to “$” or “Dollars” shall mean U.S. Dollars, (i) the word “or” shall not be exclusive, (j) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning and (k) the words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. Certain information may be contained in the Disclosure Schedules solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, liabilities, obligations, financial position, operations or results of operations of any person or entity or otherwise material regarding such person or entity. Information contained in the Disclosure Schedules is included solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of applicable Law or breach of Contract). Each matter disclosed in any Disclosure Schedule that makes its applicability to any other Disclosure Schedule readily apparent on the face of such disclosure will be deemed to have been appropriately included in each such other Disclosure Schedule. Any representation, warranty, disclosure or other statement that states an item has been provided to Buyer (or similar phrase or requirement) will be satisfied by the Parent or Seller placing such item on the electronic datasite used by the parties for this transaction, such that Buyer or Buyer’s applicable advisors or representatives could view such item, at least one business day prior to the date hereof.
Section 8.15Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGES FOLLOW]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:
DAKOTA DRY BEAN INC., a North Dakota corporation

By:	/s/
	Name:	Adrienne D. Elsner
	Title:	President

PARENT:
BENSON HILL HOLDINGS, INC., a Delaware corporation

By:	/s/
	Name:	Adrienne D. Elsner
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

DAKOTA DRY BEAN, LLC, a Delaware limited liability company

By:	/s/
	Name:	Bradley Riley
	Title:	Vice President and Secretary

[Signature Page to Asset Purchase Agreement]

GUARANTY

The undersigned, LinkOne Holdings, Inc., a Missouri corporation and indirect owner of Buyer, hereby irrevocably and unconditionally (i) guarantees the full and timely payment of all sums due or owing by Buyer under Section 2.03(f), Section 2.04, Section 3.03(a)(i), or Section 3.03(b) of this Agreement and (iii) guarantees the prompt payment of reasonable attorneys’ fees, costs and expenses incurred by Seller or Parent to enforce its rights against LinkOne Holdings, Inc. hereunder.

LinkOne Holdings, Inc. a Missouri corporation

By:	/s/
	Name:	Bradley Riley
	Title:	Vice President and Secretary

EXHIBIT A
EXAMPLE CALCULATION OF CLOSING WORKING CAPITAL
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